CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Proxy Statement and Prospectuses (the Proxy/Prospectuses) constituting part of this Registration Statement on Form N-14 (the Registration Statement) of Fidelity Newbury Street Trust (formerly Daily Tax-Exempt Money Fund):
Treasury Fund (formerly Daily Money Fund: U.S. Treasury Portfolio) and Prime Fund (formerly Daily Money Fund: Money Market Portfolio), of our report dated December 2, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Daily Money Fund: U.S. Treasury Portfolio (currently known as Treasury
Fund) and Money Market Portfolio (currently known as Prime Fund).
We also consent to the incorporation by reference in the Registration Statement, of our report dated August 30, 1996 on the financial statements and financial highlights included in the July 31, 1996 Annual Report to Shareholders of Daily Money Fund: Capital Reserves: Money Market Portfolio; Capital Reserves: U.S. Government Portfolio; and Capital
Reserves:  Municipal Money Market Portfolio.
We further consent to the references to our Firm under the headings "Experts" and "Financial Highlights" in the Proxy/Prospectuses and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information for Fidelity Newbury Street Trust: Treasury Fund and Prime Fund and Daily Money Fund: Capital Reserves: Money Market Portfolio; Capital Reserves:
U.S. Government Portfolio; and Capital Reserves: Municipal Money Market Portfolio, which are also incorporated by reference into the Proxy/Prospectuses.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 6, 1997